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PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(TO PROSPECTUS DATED JUNE 26, 1998)                   REGISTRATION NO. 333-45207



                        WEATHERFORD INTERNATIONAL, INC.

 8,050,000 5% CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES DUE 2027
                      ($50 PRINCIPAL AMOUNT PER DEBENTURE)
          (INTEREST PAYABLE FEBRUARY 1, MAY 1, AUGUST 1 AND NOVEMBER 1)

               5,031,250 SHARES OF COMMON STOCK, $1.00 PAR VALUE

                       ----------------------------------

     This document supplements the Prospectus dated June 26, 1998, relating to the Debentures and the Common Stock for which you may convert the Debentures. Weatherford is not selling these Debentures. We are registering the resale of the Debentures for the accounts of the holders of the Debentures. The Debentures were initially issued in November 1997 in connection with a private offering. You can find a description of the Debentures under "Description of Debentures" in the Prospectus dated June 26, 1998.

         This Prospectus Supplement is incorporated by reference into the Prospectus and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock is listed on the New York Stock Exchange under the symbol "WFT." On November 6, 1998, the last reported sales price for the Common Stock on the New York Stock Exchange was $27 5/8 per share.

         This Prospectus Supplement replaces and supersedes all prior Prospectus Supplements. The Selling Securityholders' information in this Prospectus Supplement replaces and supersedes all information set forth for the Selling Securityholders in the Prospectus.

                       ----------------------------------

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON
PAGE 4 OF THE PROSPECTUS, WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH THESE DEBENTURES, TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                       ----------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------


            The date of this Prospectus Supplement is November 9, 1998.



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                            SELLING SECURITYHOLDERS

     The Company sold the Debentures to the Initial Purchasers on November 3, 1997. The Initial Purchasers resold the Debentures in transactions exempt from the registration requirements of the Securities Act (a) within the United States to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and institutional "accredited investors" (within the meaning of Regulation D) that agreed in writing to comply with the transfer restrictions and other conditions, and (b) outside the United States to certain persons in reliance on Regulation S under the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Shares pursuant to this Prospectus.

     The Debentures and the Shares are being registered pursuant to a registration rights agreement, pursuant to which the Company filed the Registration Statement with regard to the Debentures and the Shares and which requires that the Company keep the Registration Statement effective until the earlier of (a) the sale pursuant to the Registration Statement or Rule 144 under the Securities Act of all the Debentures and the Shares and (b) the expiration of the holding period applicable to sales of such securities under Rule 144(k) under the Securities Act, or any successor provision.

     The Selling Securityholders have advised the Company that they currently intend to sell the Debentures and Shares set forth below pursuant to this Prospectus. Additional Selling Securityholders may choose to sell the Debentures and Shares upon notice to the Company. See "Plan of Distribution".

     Prior to any use of this Prospectus in connection with an offering of the Debentures and Shares, this Prospectus will be supplemented to set forth the name of, number of shares beneficially owned by and the number of Debentures or Shares to be offered by the Selling Securityholder. None of the Selling Securityholders named below have, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted below.

     Based solely on information provided by the Selling Securityholders, the following table sets forth certain information with respect to the Debentures and the Shares beneficially owned by each Selling Securityholder and the number of such securities that may be sold pursuant to this Prospectus:

                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
ABN-AMRO Incorporated....................................     422,000        263,750       422,000         --
Allegheny Teledyne Inc. Pension Plan(4)..................      78,200         48,875        78,200         --
Allstate Insurance Company(5)............................      60,000         37,500        60,000         --
Allstate Life Insurance Company(5).......................     100,000         62,500       100,000         --
Alscott Investments, LLC(4)..............................      60,700         37,937        60,700         --
American Investors Life Insurance Company(6).............      15,000          9,375        15,000         --
Argent Classic Convertible Arbitrage Fund L.P............      25,000         15,625        25,000         --
Argent Classic Convertible Arbitrage Fund (Bermuda)
  L.P....................................................     130,000         81,250       130,000         --
Arkansas PERS............................................      30,000         18,750        30,000         --
Associated Electric and Gas Insurance Services Limited...      10,000          6,250        10,000         --
Bear, Stearns & Co. Inc..................................      50,000         31,250        50,000         --
Colgate-Palmolive Company Pension Fund(4)................       4,500          2,812         4,500         --
Common Fund(4)...........................................       3,400          2,125         3,400         --
Davis Convertible Securities Fund........................      70,000         43,750        70,000         --
Delaware PERS............................................      25,000         15,625        25,000         --

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
                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
Deutsche Bank Securities, Inc............................      38,300         23,938        38,300         --
Donaldson, Lufkin & Jenrette Securities Corporation(7)...   1,093,600        683,500     1,093,600         --
Estate of Carol G. Simon(4)..............................       7,000          4,375         7,000         --
Federated Equity Funds, a Massachusetts business trust,
  on behalf of its Federated Capital Appreciation Fund...      34,000         31,250        34,000         --
Federated Equity Income Fund, Inc.(8)....................     624,800        390,500       624,800         --
Federated Insurance Series, a Massachusetts business
  trust, on behalf of its Federated Equity Income Fund
  II.....................................................      10,200          6,375        10,200         --
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund(9)................      30,000      6,200,050(10)    30,000         --
Franklin Custodian Funds -- Income Fund(11)..............   1,100,000        687,500     1,100,000         --
Franklin Investors Securities Trust -- Convertible
  Securities Fund........................................      20,000         12,500        20,000         --
Franklin Valuemark Income Securities Fund................     110,000         68,750       110,000         --
Frederic C. Hamilton(4)..................................      10,300          6,437        10,300         --
GEM Convertible Securities Partners, L.P.................      41,600         26,000        41,600         --
General Motors Investment Management Corp.(6)............      75,000         46,875        75,000         --
Golden Rule Insurance Company(4).........................      56,300         35,187        56,300         --
HSBC Securities Inc......................................      73,000         45,625        73,000         --
ICI American Holdings Trust..............................      11,000          6,875        11,000         --
J.P. Morgan & Co. Incorporated...........................     265,000        170,227       265,000         --
Lazard Freres & Co. LLC..................................      47,600         29,750        47,600         --
Lincoln National Convertible Securities Fund(12).........      47,875         29,921        47,875         --
Mark IV Industries, Inc. and Subsidiaries Master
  Trust(4)...............................................       2,000          1,250         2,000         --
McMahan Securities Company, L.P..........................       4,825          3,016         4,825         --
Merrill, Lynch, Pierce, Fenner & Smith, Inc..............      95,550         59,719        95,550         --
MFS Series Trust I -- MFS Convertible Securities Fund....         200            125           200         --
MFS Series Trust V -- MFS Total Return Fund..............      59,800         37,375        59,800         --
Motors Insurance Corporation(13).........................      37,300         23,312        37,300         --
Mount Sinai School of Medicine(4)........................       2,600          1,625         2,600         --
Nalco Chemical Retirement Trust..........................       5,000          3,125         5,000         --
NationsBanc Montgomery Securities LLC....................     180,400        133,050       180,400         --
Nationwide Family of Funds, on behalf of its Nationwide
  Equity Income Fund.....................................         800            500           800         --
PaineWebber Balanced Fund, a series of PaineWebber Master
  Series, Inc............................................      13,000          8,125        13,000         --
PaineWebber Growth and Income Fund, a series of
  PaineWebber America Fund...............................      63,000         39,375        63,000         --
PaineWebber Series Trust -- Balanced Portfolio...........       2,800          1,750         2,800         --
PaineWebber Series Trust -- Growth and Income
  Portfolio..............................................       1,200            750         1,200         --
Paloma Securities L.L.C..................................      70,000         71,650        70,000         --
Phoenix Convertible Fund.................................      42,000         26,250        42,000         --
Pitney Bowes Retirement Fund(4)..........................      59,000         36,875        59,000         --
PRIM Board...............................................      46,000         28,750        46,000         --
Public Employees' Retirement Association of Colorado.....      70,000        114,250        70,000         --
Regence Blue Cross Blue Shield of Idaho(6)...............       1,000            625         1,000         --

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
                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
Saudi International Bank.................................      60,000         37,500        60,000         --
Stark International(14)..................................     402,150        251,343       402,150         --
State of Oregon/SAIF Corporation.........................     100,000         62,500       100,000         --
State of Oregon Equity...................................      95,000         59,375        95,000         --
Tennessee Consolidated Retirement System.................     100,000         62,500       100,000         --
The Gabelli Global Convertible Securities Fund...........       4,000          2,500         4,000         --
The Lutheran Church-Missouri Synod.......................      45,000         28,125        45,000         --
The Northwestern Mutual Life Insurance Company...........     200,000(15)    351,700(16)   200,000(15)     --
The TCW Group, Inc.......................................     188,200        117,625       188,200         --
TQA Vantage Plus, Ltd....................................      12,500          7,812        12,500         --
TQA Vantage Fund, Ltd....................................      25,000         15,625        25,000         --
TQA Arbitrage Fund, L.P..................................      50,000         31,250        50,000         --
United National Insurance(12)............................       2,275          1,421         2,275         --
United States Olympic Foundation(4)......................      22,500         14,062        22,500         --
Walker Art Center(12)....................................       5,515          3,446         5,515         --
Weirton Trust(12)........................................      14,335          8,959        14,335         --
Wenonah Development Company..............................      22,000         13,750        22,000         --
Xerox Corporation Profit Sharing Plan(4).................      26,900         16,812        26,900         --
ZENECA Holdings Trust....................................      11,000          6,875        11,000         --

---------------

 (1) None of the Selling Securityholders beneficially own one percent or more of the outstanding Debentures or Shares, except for ABN-AMRO Incorporated, Allstate Insurance Company, Argent Classic Convertible Arbitrage Fund (Bermuda) L.P., Donaldson, Lufkin & Jenrette Securities Corporation, Federated Equity Income Fund, Inc., Franklin Custodian Funds -- Income Fund, Franklin Valuemark Income Securities Fund, J.P. Morgan & Co. Incorporated, Merrill, Lynch, Pierce, Fenner & Smith, Inc., NationsBanc Montgomery Securities LLC, Stark International, State of Oregon/SAIF Corporation, State of Oregon Equity, The Northwestern Mutual Life Insurance Company and The TCW Group, Inc., which own 5.2%, 1.2%, 1.6%, 13.6%, 7.8%, 13.7%, 1.4%, 3.3%, 1.1%, 2.2% 5.0%, 1.2%, 1.2%, 2.5% and 2.3% of the
     Debentures, respectively.

 (2) Includes shares of Common Stock issuable upon conversion of the Debentures.

 (3) Because a Selling Securityholder may sell all or a portion of the Debentures and the Shares pursuant to this Prospectus, no estimate can be given as to the number and percentages of Debentures or Shares that will be held by the Selling Securityholder upon termination of any such sales.

 (4) GEM Capital Management, Inc. serves as investment advisor and, in its capacity as such, has investment discretion with respect to the Debentures and Shares.

 (5) Allstate Insurance Company is the parent company of Allstate Life Insurance Company.

 (6) Salomon Brothers Asset Management Inc. serves as discretionary investment advisor and, in its capacity as such, has sole voting and investment power over the Debentures and Shares.

 (7) The address for Donaldson, Lufkin & Jenrette Securities Corporation is 277 Park Avenue, New York, New York 10172.

 (8) The address for Federated Equity Income Fund is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779.

 (9) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 30,000 Debentures, and the underlying 18,750 shares of Common Stock, as a result of acting as investment adviser to Fidelity:
     Financial Trust: Fidelity Convertible Securities Fund (the "Fund"). Fidelity's and FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.
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

(10) FMR is deemed to be the beneficial owner of the 30,000 Debentures and an aggregate of 6,200,050 shares of Common Stock, consisting of 18,750 shares of Common Stock issuable upon conversion of the Debentures and an additional 6,181,300 shares of Common Stock (representing approximately 6.4% of the outstanding shares of Common Stock).

(11) The address for Franklin Custodian Funds -- Income Fund is 777 Mariners Island Blvd., 7th Floor, San Mateo, California 94404.

(12) Lynch & Mayer, Inc. serves as investment advisor and, in its capacity as such, has shared investment power over the Debentures and Shares.

(13) General Motors Investment Management Corporation serves as investment advisor and, in its capacity as such, has sole voting and investment power over 27,300 Debentures. Salomon Brothers Asset Management Inc. serves as discretionary investment advisor and, in its capacity as such, has sole voting and investment power over 10,000 Debentures.

(14) The address for Stark International is 1500 West Market Street, Suite 200, Mequon, Wisconsin 53092.

(15) Includes 10,000 Debentures held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these 10,000 Debentures.

(16) Includes 51,550 shares, including the 6,250 shares of Common Stock issuable upon conversion of the Debentures described in note 15, held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these shares.



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